                                                    Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Third Quarter Fiscal 2019 Results

Shelton, Conn - August 6, 2019 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its third fiscal quarter ending June 30, 2019.

Executive Summary

•
Net sales were $609.2 million in the third quarter of fiscal 2019, a decrease of 1.8% when compared to the prior year quarter. Organic net sales were down 0.3% for the quarter. (Organic basis excludes the translational impact from currency movements.)

•
GAAP Diluted Earnings Per Share ("EPS") were a loss of $8.16 for the third quarter, including the after-tax impact of a non-cash impairment of goodwill and indefinite-lived intangible assets of $9.10, resulting from declines in the common stock price and the ensuing decrease in the Company's market capitalization, and a $0.13 after tax impact from Project Fuel. Adjusted EPS were $1.11 for the third quarter, compared to $0.91 in the prior year quarter.

•	The Company is maintaining its previously announced financial outlook for fiscal 2019.

•
The Company continues to make substantial progress on the integration planning process related to the pending acquisition of Harry’s, which we continue to expect to close no later than the first quarter of calendar 2020.

•
The Company has completed its comprehensive evaluation of strategic alternatives for the Feminine Care business. Based on that review, and in light of improving business trends and operational improvement potential, Management has concluded that retaining the Feminine Care business will maximize value to the Company and its shareholders.

•	The Company continues to explore strategic alternatives for the Infant Care business.

The Company reports and forecasts results on a GAAP and Non-GAAP basis, and has reconciled Non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See Non-GAAP Financial Measures for a more detailed explanation, including definitions of various Non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.
"Our results in the quarter reflect the steps we have been taking to fundamentally improve the commercial and operational performance of our business. We delivered improved top-line results that were in-line with expectations and are positioning us to achieve our longer-term financial objectives," said Rod Little, Edgewell’s President and Chief Executive Officer. "As we look ahead, we continue to reshape how we operate the business through Project Fuel, which has generated over $100 million in gross savings to date and is serving as a catalyst for reinvestment. We are making progress on our core business initiatives, beginning the repositioning of our Feminine Care business, and building significant momentum in the integration planning for the Harry’s transaction. We are confident that Edgewell is taking the right steps to generate sustainable shareholder value creation.”

Portfolio Transformation
As previously announced, Edgewell has entered into a definitive agreement under which Edgewell will acquire Harry's Inc. The transaction represents a pivotal step forward in Edgewell's portfolio transformation, combining Harry's best-in-class brand building, design and direct-to-consumer (DTC) expertise with Edgewell's best-in-class product technology in shaving, personal care and sun care, global scale and iconic consumer brands. This combination will enable the new company to win across categories and channels with greater agility and an enhanced ability to connect with the modern consumer. The companies received a second request from the FTC and are continuing to work cooperatively and constructively to provide the FTC the information it needs in a timely manner so that is may complete its review. The companies continue to expect the transaction to close no later than the first quarter of calendar 2020.
Mr. Little said, “We are excited about the future of Edgewell with Harry's. The two leadership teams have made great progress in the integration planning process. The more we have learned about each other, the more confident we are about the power of this combination and our ability to create new avenues for growth, and ultimately deliver superior returns for investors.”
The Company has concluded its strategic review of the Feminine Care business and has elected to retain the business at this time and has determined that there is currently more opportunity for value creation and de-leveraging by retaining the business given improving business trends and an outlook for solid EBITDA and cash contribution going forward. The Company is developing plans that will leverage the latent value proposition for the category, including a revised operating model for the business, focused on improved brand building and trade execution and greater autonomy and increased capabilities across the Feminine Care organization. We will share more about our upcoming plans for Feminine Care in subsequent calls.
The Company continues to explore strategic alternatives for the Infant Care business. The Company does not intend to comment on or provide updates regarding this matter unless and until it determines that further disclosure is appropriate or required based on then known or material facts and circumstances.

Fiscal 3Q 2019 Operating Results (Unaudited)
Net sales were $609.2 million in the quarter, a decrease of 1.8%, as compared to the prior year period. Excluding a $9.5 million negative impact from currency translation, organic net sales decreased 0.3%, driven by declines in Wet Shave and Feminine Care businesses, partly offset by increased organic sales in the Sun and Skin Care business. Organic net sales declined in North America by 2.7% while International organic net sales grew 4.2%. Lower sales in North America were driven by declines in Wet Shave, due to distribution losses, lower pricing and an unfavorable comparison to the prior year launch of Intuition f.a.b., partly offset by growth in Sun and Skin Care. Sun and Skin Care growth reflected favorable timing of promotions and returns and the benefit from the shift in timing of the Easter holiday, offset by lower volumes, which were impacted by lower consumption rates, due to unfavorable weather across most markets. In International markets, organic sales increased in Wet Shave, benefiting from a favorable comparison to prior year sales in Japan, and in Sun and Skin Care, driven by strong Bulldog sales.
Gross margin decreased 60 basis points to 48.0%, as compared to the prior year period. Excluding $1.0 million of costs associated with the Sun Care reformulation, gross margin decreased 50 basis points to 48.1%. The decline was driven primarily by unfavorable price mix due to increased price and trade investments, mostly in Wet Shave, unfavorable cost mix due to rising energy costs and maintenance spend and lower absorption rates from lower volumes across Sun and Skin Care and Feminine Care.
Advertising and sales promotion expense ("A&P") was $91.8 million, or 15.1% of net sales, as compared to $105.3 million, or 17.0% of net sales in the prior year period. The decrease in A&P was primarily driven by lower spending in Wet Shave and Feminine Care as compared to prior year due to a decrease in new product releases and a shift in spend to trade spend this fiscal quarter.
Selling, general and administrative expense ("SG&A") was $94.8 million, or 15.6% of net sales, as compared to $101.3 million, or 16.3% of net sales in the prior year period. The operational improvement in SG&A was largely driven by Project Fuel savings and lower equity compensation expense.
The Company recorded a pre-tax restructuring expense of $8.9 million in the quarter in support of Project Fuel consisting of consulting, program management, severance, and IT enablement costs.
During the quarter, the Company performed an interim assessment of the fair value of its goodwill and indefinite-lived intangible assets due to the current trading price of our common stock and the ensuing decrease in the Company's market capitalization. The Company recorded non-cash impairment charges of a $549.0 million in the quarter to reduce the carrying value of the goodwill of the Wet Shave and Infant Care reporting units and the Wet Ones and Diaper Genie indefinite-lived trade names.
Other expense, net was $2.7 million during the quarter compared to $1.9 million in the prior year quarter, reflecting lower pension income.

Earnings before income taxes were a loss of $481.7 million during the quarter compared to earnings of $21.4 million in the prior year period. Adjusted operating income increased to $97.9 million in the quarter from $83.0 million in the prior year period.
The effective tax rate for the first nine months of fiscal 2019 was 4.1% as compared to 40.2% in the prior year. The effective tax rate for the first nine months of fiscal 2019 reflects the impact of a $549 million impairment of goodwill and intangible assets resulting in a tax benefit on a net loss. The rate was also unfavorably impacted by a $4.7 million net transitional charge resulting from the enactment of the Tax Cuts and Jobs Act (the “Tax Act”), recorded in the first quarter of fiscal 2019.  The effective tax rate for the prior period includes a $17.4 million increase in tax expense related to net charges from the Tax Act. The adjusted effective tax rate for the first nine months of fiscal 2019 and 2018 excludes the one-time impact of the Tax Act, restructuring charges, impairment charges, Harry’s acquisition costs, advisory expenses incurred in connection with the evaluation of the Feminine Care and Infant Care businesses, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, and the sale of the Playtex gloves business.  The adjusted effective tax rate for the first nine months of fiscal 2019 was 24.4%, consistent with the prior year period adjusted rate.
GAAP net earnings for the quarter were a loss of $441.4 million or $8.16 per share compared to earnings of $12.1 million or $0.22 per share in the third quarter of fiscal 2018. Adjusted net earnings in the quarter were $60.5 million or $1.11 per share, as compared to $49.2 million or $0.91 per share in the prior year period.
Net cash from operating activities was $98.2 million for the first nine months of fiscal 2019 compared to cash from operating activities of $181.5 million in the prior year period. The decline in operating cash flow in the first nine months of fiscal 2019 was primarily driven by working capital changes including the building of inventory balance in North America related to the Sun Care reformulation project and building of inventory in Europe in preparation of Brexit. Additional working capital changes include declines in accounts payable related to timing of payments at year end and lower current period expenses.
The Company's current debt leverage ratio of 2.78x is at the lowest level since separation, as the Company continues to use its free cash to fund the business and pay down debt. Post close of the Harry's transaction, the Company's priorities for uses of free cash will remain, funding the business and de-leveraging.

Project Fuel

Project Fuel is an enterprise-wide transformational initiative, launched in the second fiscal quarter of 2018, designed to address all aspects of the Company's business and cost structure, simplifying and transforming the Company's organization, structure and key processes that will provide the necessary catalyst for further re-investment in the Company’s growth objectives while enabling the Company to achieve its desired future state operations.
The Company expects Project Fuel will generate $225 to $240 million in total annual gross savings by the end of the 2021 fiscal year. It is expected that the savings generated will be used to fuel investments and brand building in strategic growth initiatives, offset anticipated operational headwinds from inflation and other rising input costs and improve the overall profitability and cash flow of the Company.
To implement the restructuring element of Project Fuel, the Company estimates one-time pre-tax charges to be approximately $130 to $140 million, with an additional capital investment of $60 to $70 million through the end of the 2021 fiscal year.
Fiscal third quarter 2019 Project Fuel related restructuring charges and capital expenditures were $8.9 million and $9.5 million, respectively. Fiscal third quarter 2019 Project Fuel related gross savings were approximately $33 million, bringing cumulative gross savings to approximately $100 million for the project to date.

Fiscal 3Q 2019 Operating Segment Results (Unaudited)
The following is a summary of third quarter results by segment:
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Wet Shave net sales decreased $13.4 million, or 3.9%, as compared to the prior year period. Excluding the impact of currency movements, organic net sales decreased $5.8 million or 1.7%, as compared to the prior year, as volume growth, primarily in Asia Pacific, was more than offset by the impact of lower pricing and unfavorable product mix in North America. Total international organic net sales increased 4.9%, with growth in Men's and Women's System's and Disposables, and was largely attributable to Japan and the comparison to the prior year period which included significant inventory reductions. North America organic net sales declined 8.9% reflecting on-going competitive intensity, cycling of the prior year period's launch of Intuition f.a.b. and Hydro Sense, and the impact of lower pricing on our Men's and Women's Systems products. Wet Shave segment profit decreased $0.9 million, or 1.6%. Excluding the impact of currency movements, organic segment profit increased $0.8 million, or 1.5%, as lower spending and realized Project Fuel savings more than offset the impact of unfavorable pricing and higher product costs.

Sun and Skin Care (Sun Care, Wipes, Bulldog, and Jack Black)
Sun and Skin Care net sales increased $5.6 million, or 3.4%, as compared to the prior year period. Excluding the impact of currency movements, organic net sales increased $7.0 million, or 4.3%, with growth in all geographic regions with the exception of Asia Pacific. North America organic net sales increased 5.0%, as the expected shift in phasing of sales to this fiscal quarter due to the Easter holiday this year, as well as lower returns this fiscal quarter, more than offset the impact of weaker category consumption trends related largely to unfavorable early season weather. Organic net sales in International markets increased 1.8%, driven by growth in the Hawaiian Tropic and Bulldog brands. Sun and Skin Care segment profit increased $8.3 million, or 24.5%. Excluding the impact of currency movements, organic segment profit increased $8.5 million, or 25.1%, as the benefit from lower product returns and lower product costs more than offset the impact of higher A&P spending in grooming.
Feminine Care (Tampons, Pads, and Liners)
Feminine Care net sales decreased $3.2 million, or 3.8%, as compared to the prior year period, with volume declines across all lines, with the exception of o.b. tampons, which benefited from the launch of organic o.b., and Carefree liners. Price mix was unfavorable due to increased trade spend. Feminine Care segment profit increased $4.5 million, or 41.0% as compared to the prior year period, primarily driven by lower A&P spending, resulting from a shift to trade promotion spending, and lower product costs.
All Other (Infant Care, and all other brands)
All Other net sales decreased $0.4 million, or 1.2%, as compared to the prior year period. Excluding the impact of currency movements, organic net sales decreased $0.2 million, or 0.6%, as compared to the prior year period. Increased sales in Diaper Genie and cups and mealtime products, related to the Paw Patrol launch were more than offset by declines in Pet Care. All Other segment profit decreased $1.8 million, as compared to the prior year period, or 33.3%, driven by unfavorable product mix and higher product costs.

Full Fiscal Year 2019 Financial Outlook
For fiscal 2019, reported net sales are expected to be down in the low single digits compared with the prior year, inclusive of an approximate 130 basis-point unfavorable impact from currency translation and an 80 basis-point combined benefit from the Jack Black acquisition and Playtex gloves divestiture.
The Company's outlook for GAAP EPS for fiscal 2019 is a loss in the range of $6.87 to $6.77 (previously earnings of $2.16 to $2.46), and includes Impairment charges, Project Fuel restructuring charges, Sun Care reformulation costs, Jack Black integration costs, expenses associated with an investor settlement, and advisory expenses incurred in connection with the evaluation of the Feminine Care and Infant Care businesses and Harry's acquisition and integration planning costs. The outlook for Adjusted EPS is the range of $3.40 to $3.50. Adjusted operating income margin as a percent of net sales is anticipated to be consistent with the prior year, adjusted for the adoption of ASU 2017-17, as more fully described below.
For fiscal 2019, Project Fuel is expected to generate approximately $115 million in incremental gross savings. Project Fuel related restructuring charges and capital expenditures are expected to be approximately $65 to $70 million and $40 to $50 million, respectively. Total Company capital expenditures, including Project Fuel are expected to be approximately 3.5% of net sales.
The adjusted effective tax rate for the fiscal year is estimated to be in the range of 23.5% to 25.5%.
The Company's expectation for fiscal 2019 free cash flow is unchanged.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. The call will focus on fiscal 2019 third quarter earnings and the outlook for fiscal 2019. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog® and Jack Black® sun and skin care products; Playtex® infant feeding and Diaper Genie®; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,000 employees worldwide.

# # #
Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on Form 10-K on November 19, 2018.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes Non-GAAP measures. These Non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as restructuring charges, impairment charges, Harry's acquisition and integration planning costs, Feminine and Infant Care evaluation costs, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, the sale of the Playtex gloves business, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act. Reconciliations of Non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2019 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this Non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This Non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's Non-GAAP measures.

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The Company analyzes its net revenue on an organic basis to better measure the comparability of results between periods. Organic net sales exclude the impact of changes in foreign currency, acquisitions, and dispositions. This information is provided because these fluctuations can distort the underlying change in net sales either positively or negatively. For the nine months ended June 30, 2019, the impact of acquisitions includes net sales and segment profit activity for Jack Black through February 2019. Jack Black was acquired in March 2018. For the nine months ended June 30, 2019, the impact of dispositions includes October 2017 net sales and segment profit for the Playtex gloves business.

•
Adjusted EBITDA is defined as earnings before income taxes, interest expense, net, depreciation and amortization and excludes items such as restructuring charges, impairment charges, Harry's acquisition and integration planning costs, Feminine and Infant Care evaluation costs, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, and the sale of the Playtex gloves business.

•
Adjusted operating income is defined as earnings before income taxes, interest expense associated with debt, other income, net, and excludes items such as restructuring charges, impairment charges, Harry's acquisition and integration planning costs, Feminine and Infant Care evaluation costs, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, and the sale of the Playtex gloves business.

•
Adjusted net earnings and adjusted earnings per share are defined as net earnings and diluted earnings per share excluding items such as restructuring charges, impairment charges, Harry's acquisition and integration planning costs, Feminine and Infant Care evaluation costs, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, the sale of the Playtex gloves business, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act.

•
Adjusted effective tax rate is defined as the effective tax rate excluding items such as restructuring charges, impairment charges, Harry's acquisition and integration planning costs, Feminine and Infant Care evaluation costs, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, the sale of the Playtex gloves business, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act from the income tax provision and earnings before income taxes.

•
Adjusted working capital is defined as receivables, less trade allowances in accrued liabilities, plus inventories, less accounts payable, and is calculated using an average of the trailing four-quarter end balances.

•
Free cash flow is defined as net cash from operating activities less net capital expenditures. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018

Net sales	$609.2	$620.6	$1,613.0	$1,697.0
Cost of products sold	317.0	318.9	876.4	894.9
Gross profit	292.2	301.7	736.6	802.1

Selling, general and administrative expense	94.8	101.3	280.2	303.5
Advertising and sales promotion expense	91.8	105.3	191.3	229.9
Research and development expense	12.9	14.9	39.5	46.5
Impairment charges	549.0	24.4	549.0	24.4
Restructuring charges	7.1	15.4	37.7	19.1
Sale of Playtex gloves	—	0.6	—	(15.3)
Interest expense associated with debt	15.6	16.5	48.0	52.5
Other expense, net	2.7	1.9	1.3	1.2
(Loss) earnings before income taxes	(481.7)	21.4	(410.4)	140.3
Income tax (benefit) provision	(40.3)	9.3	(16.8)	56.4
Net (loss) earnings	$(441.4)	$12.1	$(393.6)	$83.9

Earnings per share:
Basic net (loss) earnings per share	(8.16)	0.23	(7.27)	1.54
Diluted net (loss) earnings per share	(8.16)	0.22	(7.27)	1.54

Weighted-average shares outstanding:
Basic	54.1	54.0	54.1	54.5
Diluted	54.1	54.1	54.1	54.6

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	June 30, 2019	September 30, 2018
Assets
Current assets
Cash and cash equivalents	$279.0	$266.4
Trade receivables, less allowance for doubtful accounts	241.6	226.5
Inventories	372.7	329.5
Other current assets	142.3	128.8
Total current assets	1,035.6	951.2
Property, plant and equipment, net	400.7	424.1
Goodwill	1,060.2	1,450.8
Other intangible assets, net	921.4	1,099.0
Other assets	34.4	28.2
Total assets	$3,452.3	$3,953.3

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$125.0	$184.9
Notes payable	12.6	8.2
Accounts payable	221.9	238.4
Other current liabilities	319.1	285.5
Total current liabilities	678.6	717.0
Long-term debt	1,097.5	1,103.8
Deferred income tax liabilities	118.7	176.1
Other liabilities	203.0	211.8
Total liabilities	$2,097.8	$2,208.7
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,632.8	1,628.3
Retained earnings	693.4	1,083.1
Common shares in treasury at cost	(811.5)	(819.2)
Accumulated other comprehensive loss	(160.9)	(148.3)
Total shareholders' equity	1,354.5	1,744.6
Total liabilities and shareholders' equity	$3,452.3	$3,953.3

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Nine Months Ended June 30,
	2019	2018
Cash Flow from Operating Activities
Net (loss) earnings	$(393.6)	$83.9
Impairment charges	549.0	24.4
Depreciation and amortization	69.2	73.4
Share-based compensation expense	13.8	14.0
Loss (gain) on sale of assets	1.4	(13.0)
Deferred compensation payments	(7.3)	(15.4)
Deferred income taxes	(56.8)	(22.9)
Other, net	(0.3)	32.0
Changes in current assets and liabilities used in operations	(77.2)	5.1
Net cash from operating activities	98.2	181.5

Cash Flow from Investing Activities
Capital expenditures	(38.7)	(41.8)
Acquisitions, net of cash acquired	—	(90.2)
Playtex glove sale	—	19.0
Proceeds from sale of assets	4.1	4.7
Collection of deferred purchase price from accounts receivable sold	9.0	7.2
Other, net	(1.3)	—
Net cash used by investing activities	(26.9)	(101.1)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	316.0	477.0
Cash payments on debt with original maturities greater than 90 days	(198.0)	(722.0)
Term Loan repayment	(185.0)	—
Net increase (decrease) in debt with original maturities of 90 days or less	5.7	0.2
Common shares purchased	—	(124.4)
Net financing inflow from the Accounts Receivable Facility	5.6	4.6
Employee shares withheld for taxes	(1.8)	(2.2)
Net cash used by financing activities	(57.5)	(366.8)

Effect of exchange rate changes on cash	(1.2)	2.0

Net decrease in cash and cash equivalents	12.6	(284.4)
Cash and cash equivalents, beginning of period	266.4	502.9
Cash and cash equivalents, end of period	$279.0	$218.5

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(unaudited, in millions)

	Common Shares		Treasury Shares
	Number	Par Value	Number	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders' Equity
Balance at March 31, 2019	65.2	$0.7	(11.1)	$(812.4)	$1,630.0	$1,134.8	$(171.0)	$1,782.1
Net loss	—	—	—	—	—	(441.4)	—	(441.4)
Foreign currency translation adjustments	—	—	—	—	—	—	12.6	12.6
Pension and postretirement activity	—	—	—	—	—	—	(0.5)	(0.5)
Deferred gain on hedging activity	—	—	—	—	—	—	(2.0)	(2.0)
Activity under share plans	—	—	—	0.9	2.8	—	—	3.7
Balance at June 30, 2019	65.2	$0.7	(11.1)	$(811.5)	$1,632.8	$693.4	$(160.9)	$1,354.5

	Common Shares		Treasury Shares
	Number	Par Value	Number	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders' Equity
Balance at September 30, 2018	65.2	$0.7	(11.2)	$(819.2)	$1,628.3	$1,083.1	$(148.3)	$1,744.6
Net loss	—	—	—	—	—	(393.6)	—	(393.6)
Foreign currency translation adjustments	—	—	—	—	—	—	(9.4)	(9.4)
Pension and postretirement activity	—	—	—	—	—	—	(0.2)	(0.2)
Impact of ASU 2016-16	—	—	—	—	—	3.9	—	3.9
Deferred gain on hedging activity	—	—	—	—	—	—	(3.0)	(3.0)
Activity under share plans	—	—	0.1	7.7	4.5	—	—	12.2
Balance at June 30, 2019	65.2	$0.7	(11.1)	$(811.5)	$1,632.8	$693.4	$(160.9)	$1,354.5

	Common Shares		Treasury Shares
	Number	Par Value	Number	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders' Equity
Balance at March 31, 2018	65.2	$0.7	(11.2)	$(822.7)	$1,625.2	$1,034.4	$(106.3)	$1,731.3
Net earnings	—	—	—	—	—	12.1	—	12.1
Foreign currency translation adjustments	—	—	—	—	—	—	(36.3)	(36.3)
Pension and postretirement activity	—	—	—	—	—	—	1.9	1.9
Deferred gain on hedging activity	—	—	—	—	—	—	4.4	4.4
Repurchase of shares	—	—	—	—	—	—	—	—
Activity under share plans	—	—	—	0.3	4.2	—	—	4.5
Balance at June 30, 2018	65.2	$0.7	(11.2)	$(822.4)	$1,629.4	$1,046.5	$(136.3)	$1,717.9

	Common Shares		Treasury Shares
	Number	Par Value	Number	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders' Equity
Balance at September 30, 2017	65.2	$0.7	(9.2)	$(703.9)	$1,623.4	$952.9	$(131.4)	$1,741.7
Net earnings	—	—	—	—	—	83.9	—	83.9
Foreign currency translation adjustments	—	—	—	—	—	—	(10.4)	(10.4)
Pension and postretirement activity	—	—	—	—	—	—	2.6	2.6
Deferred gain on hedging activity	—	—	—	—	—	—	2.9	2.9
Repurchase of shares	—	—	(2.1)	(124.4)	—	—	—	(124.4)
Activity under share plans	—	—	0.1	5.9	6.0	9.7	—	21.6
Balance at June 30, 2018	65.2	$0.7	(11.2)	$(822.4)	$1,629.4	$1,046.5	$(136.3)	$1,717.9

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 - Segments
The Company conducts its business in the following four segments: Wet Shave, Sun and Skin Care, Feminine Care and All Other (collectively, the "Segments" and, each individually, a "Segment"). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, impairment charges, costs associated with restructuring initiatives, Harry's, Inc. acquisition and integration planning costs, advisory expenses incurred in connection with the evaluation of the Feminine Care and Infant Care businesses, Sun Care reformulation costs, Jack Black, L.L.C. integration costs, investor settlement expenses, the sale of the Playtex gloves business, and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
On March 1, 2018, the Company completed the acquisition of Jack Black, a leading U.S. based luxury men's skincare products company based in the United States, for approximately $90.2, net of cash acquired. The acquisition creates opportunities to expand Edgewell's personal care portfolio in growing categories in the U.S. and globally, while nurturing the brand equity of Jack Black.
Segment net sales and profitability are presented below:

	Quarter Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Net Sales
Wet Shave	$327.7	$341.1	$909.8	$980.4
Sun and Skin Care	168.4	162.8	380.3	374.2
Feminine Care	80.9	84.1	230.2	247.0
All Other	32.2	32.6	92.7	95.4
Total net sales	$609.2	$620.6	$1,613.0	$1,697.0

Segment Profit
Wet Shave	$54.1	$55.0	$164.8	$177.6
Sun and Skin Care	42.2	33.9	82.1	76.3
Feminine Care	15.5	11.0	36.7	25.7
All Other	3.6	5.4	10.8	16.8
Total segment profit	115.4	105.3	294.4	296.4
General corporate and other expenses	(13.1)	(17.7)	(43.5)	(55.6)
Impairment charges	(549.0)	(24.4)	(549.0)	(24.4)
Restructuring and related costs (1)	(8.9)	(15.9)	(42.8)	(19.6)
Harry's acquisition and integration costs (2)	(1.8)	—	(1.8)	—
Feminine and Infant Care evaluation costs (3)	(0.5)	—	(1.5)	—
Sun Care reformulation costs (4)	(1.0)	—	(1.5)	—
Jack Black acquisition and integration costs (5)	(0.1)	(2.3)	(1.1)	(4.9)
Investor settlement expense (6)	—	—	(0.9)	—
Sale of Playtex gloves	—	(0.6)	—	15.3
Amortization of intangibles	(4.4)	(4.6)	(13.4)	(13.2)
Interest and other expense, net	(18.3)	(18.4)	(49.3)	(53.7)
Total (loss) earnings before income taxes	$(481.7)	$21.4	$(410.4)	$140.3

(1)
Restructuring costs associated with Project Fuel, an enterprise-wide transformational initiative that is designed to address all aspects of our business and cost structure, simplifying and transforming the organization, structure and key processes that will enable us to achieve our desired future state operations. Includes pre-tax SG&A of $1.8 and $5.1 for the three and nine months ended June 30, 2019, and $0.5 for the three and nine months ended June 30, 2018 associated with certain information technology enablement expenses for Project Fuel.

(2)	Acquisition and integration planning costs related to Harry’s, Inc. totaling $1.8 for the three and nine months ended June 30, 2019, were included in SG&A on the Consolidated Statement of Earnings.

(3)	Includes pre-tax SG&A of $0.5 and $1.5 for the three and nine months ended June 30, 2019, respectively, associated with consulting costs for the Company to evaluate segments.

(4)	Includes pre-tax Cost of products sold of $1.0 and $1.5 for the three and nine months ended June 30, 2019, respectively, associated with supply chain changes on select Sun Care products.

(5)
Acquisition and integration costs related to Jack Black totaling $0.1 and $1.1 for the three and nine months ended June 30, 2019, respectively, were included in SG&A on the Consolidated Statement of Earnings. Acquisition and integration costs related to Jack Black totaled $0.5 and $3.1 for the three and nine months ending June 30, 2018, respectively, were included in SG&A in the Consolidated Statement of Earnings. Additionally, acquisition and integration costs of $1.8 were included in Cost of products sold for the three and nine months ended June 30, 2018.

(6)	Includes pre-tax SG&A of $0.9 for the nine months ended June 30, 2019, associated with a settlement with an investor.

Note 2 - GAAP to Non-GAAP Reconciliations
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted-average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of share options and restricted stock equivalent awards.
The following tables provide a reconciliation of Net earnings and Net earnings per diluted share ("EPS") to Adjusted net earnings and Adjusted EPS, which are Non-GAAP measures.

	Quarter Ended June 30,
	Net Earnings		Diluted EPS
	2019	2018	2019	2018
Net (Loss) Earnings and Diluted EPS - GAAP (Unaudited)	$(441.4)	$12.1	$(8.16)	$0.22
Impairment charges	549.0	24.4	10.14	0.45
Restructuring and related costs (1)	8.9	15.9	0.17	0.29
Harry's acquisition and integration costs (2)	1.8	—	0.03	—
Feminine and Infant Care evaluation costs (3)	0.5	—	0.01	—
Sun Care reformulation costs (4)	1.0	—	0.02	—
Jack Black acquisition and integration (5)	0.1	2.3	—	0.05
Gain on sale of Playtex gloves	—	0.6	—	0.01
Impact of dilutive shares (7)	—	—	(0.01)	—
Income taxes	(59.4)	(6.1)	(1.09)	(0.11)
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$60.5	$49.2	$1.11	$0.91

Weighted-average shares - Diluted			54.1	54.1

	Nine Months Ended June 30,
	Net Earnings		Diluted EPS
	2019	2018	2019	2018
Net (Loss) Earnings and Diluted EPS - GAAP (Unaudited)	$(393.6)	$83.9	$(7.27)	$1.54
Impairment charges	549.0	24.4	10.14	0.45
Restructuring and related costs (1)	42.8	19.6	0.79	0.36
Harry's acquisition and integration costs (2)	1.8	—	0.03	—
Feminine and Infant Care evaluation costs (3)	1.5	—	0.03	—
Sun Care reformulation costs (4)	1.5	—	0.03	—
Jack Black acquisition and integration (5)	1.1	4.9	0.02	0.09
Investor settlement expense (6)	0.9	—	0.02	—
Gain on sale of Playtex gloves	—	(15.3)	—	(0.28)
Impact of dilutive shares (7)	—	—	(0.01)	—
Income taxes (8)	(62.8)	13.9	(1.16)	0.25
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$142.2	$131.4	$2.62	$2.41

Weighted-average shares - Diluted			54.1	54.6

(1)
Restructuring costs associated with Project Fuel includes pre-tax SG&A of $1.8 and $5.1 for the three and nine months ended June 30, 2019, respectively, and $0.5 for the three and nine months ended June 30, 2018, associated with certain information technology enablement expenses.

(2)	Acquisition and integration planning costs related to Harry’s, Inc. totaling $1.8 for the three and nine months ended June 30, 2019, were included in SG&A on the Consolidated Statement of Earnings.

(3)	Includes pre-tax SG&A of $0.5 and $1.5 for the three and nine months ended June 30, 2019, respectively, associated with consulting costs for the Company to evaluate segments.

(4)	Includes pre-tax Cost of products sold of $1.0 and $1.5 for the three and nine months ended June 30, 2019, respectively, associated with supply chain changes on select Sun Care products.

(5)
Acquisition and integration costs related to Jack Black totaling $0.1 and $1.1 for the three and nine months ended June 30, 2019, respectively, were included in SG&A on the Consolidated Statement of Earnings. Acquisition and integration costs related to Jack Black totaled $0.5 and $3.1 for the three and nine months ending June 30, 2018, respectively, were included in SG&A in the Consolidated Statement of Earnings. Additionally, acquisition and integration costs of $1.8 were included in Cost of products sold for the three and nine months ended June 30, 2018.

(6)	Includes pre-tax SG&A of $0.9 for the nine months ended June 30, 2019, associated with a settlement with an investor.

(7)	GAAP EPS was calculated using basic weighted average shares outstanding due to a net loss. Adjusted diluted EPS was calculated using diluted weighted average shares outstanding.

(8)
Includes Income tax expense of $4.7 for the nine months ended June 30, 2019 related to the fiscal 2018 one-time transition tax from the U.S. Tax Act, recorded in the first quarter of fiscal 2019. Includes the impact of the Tax Act totaling $17.4 in Income tax expense for the nine months ended June 30, 2018 in addition to the tax impact of the other adjustments to Net Earnings and Diluted EPS - GAAP.

The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Quarter Ended June 30, 2019
	Gross Profit	SG&A	EBIT (1)	Net (Loss) Earnings	Diluted EPS
GAAP - Reported	$292.2	$94.8	$(481.7)	$(441.4)	$(8.16)
% of net sales	48.0%	15.6%
Impairment charges	—	—	549.0	492.6	9.10
Restructuring and related costs (2)	—	1.8	8.9	6.8	0.13
Harry's acquisition and integration costs	—	1.8	1.8	1.4	0.03
Feminine and Infant Care evaluation costs	—	0.5	0.5	0.4	0.01
Sun Care reformulation costs	1.0	—	1.0	0.7	0.01
Jack Black acquisition and integration costs	—	0.1	0.1	—	—
Impact of dilutive shares	—	—	—	—	(0.01)
Total Adjusted Non-GAAP	$293.2	$90.6	$79.6	$60.5	$1.11
% of net sales	48.1%	14.9%

Nine Months Ended June 30, 2019
	Gross Profit	SG&A	EBIT (1)	Net (Loss) Earnings	Diluted EPS
GAAP - Reported	$736.6	$280.2	$(410.4)	$(393.6)	$(7.27)
% of net sales	45.7%	17.4%
Impairment charges	—	—	549.0	492.6	9.10
Restructuring and related costs (2)	—	5.1	42.8	33.3	0.61
Harry's acquisition and integration costs	—	1.8	1.8	1.4	0.03
Feminine and Infant Care evaluation costs	—	1.5	1.5	1.2	0.02
Sun Care reformulation costs	1.5	—	1.5	1.1	0.02
Jack Black acquisition and integration costs	—	1.1	1.1	0.8	0.02
Investor settlement expense	—	0.9	0.9	0.7	0.01
Impact of dilutive shares	—	—	—	—	(0.01)
Income tax reform	—	—	—	4.7	0.09
Total Adjusted Non-GAAP	$738.1	$269.8	$188.2	$142.2	$2.62
% of net sales	45.8%	16.7%

Quarter Ended June 30, 2018
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$301.7	$101.3	$21.4	$12.1	$0.22
% of net sales	48.6%	16.3%
Impairment charge	—	—	24.4	23.3	0.43
Restructuring and related costs (2)	—	0.5	15.9	11.6	0.22
Jack Black acquisition and integration costs	1.8	0.5	2.3	1.7	0.03
Sale of Playtex gloves		—	0.6	0.5	0.01
Total Adjusted Non-GAAP	$303.5	$100.3	$64.6	$49.2	$0.91
% of net sales	48.9%	16.2%

Nine Months Ended June 30, 2018
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$802.1	$303.5	$140.3	$83.9	$1.54
% of net sales	47.3%	17.9%
Impairment charge	—	—	24.4	23.3	0.43
Restructuring and related costs (2)	—	0.5	19.6	14.3	0.26
Jack Black acquisition and integration costs	1.8	3.1	4.9	3.6	0.06
Sale of Playtex gloves	—	—	(15.3)	(11.1)	(0.20)
Income tax reform	—	—	—	17.4	0.32
Total Adjusted Non-GAAP	$803.9	$299.9	$173.9	$131.4	$2.41
% of net sales	47.4%	17.7%

(1)	EBIT is defined as (Loss) earnings before income taxes.

(2)
Restructuring costs associated with Project Fuel includes pre-tax SG&A of $1.8 and $5.1 for the three and nine months ended June 30, 2019, respectively, and $0.5 for the three and nine months ended June 30, 2018, associated with certain information technology enablement expenses.

The following table provides a reconciliation of Earnings before income taxes to adjusted operating income, which is a Non-GAAP measure, for the third quarter and first nine months of fiscal 2019 and 2018:

	Quarter Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
(Loss) earnings before income taxes	$(481.7)	$21.4	$(410.4)	$140.3
Impairment charges	549.0	24.4	549.0	24.4
Restructuring and related costs (1)	8.9	15.9	42.8	19.6
Harry's acquisition and integration costs (2)	1.8	—	1.8	—
Feminine and Infant Care evaluation costs (3)	0.5	—	1.5	—
Sun Care reformulation costs (4)	1.0	—	1.5	—
Jack Black acquisition and integration costs (5)	0.1	2.3	1.1	4.9
Investor settlement expense (6)	—	—	0.9	—
Sale of Playtex gloves	—	0.6	—	(15.3)
Interest expense associated with debt	15.6	16.5	48.0	52.5
Other expense, net	2.7	1.9	1.3	1.2
Adjusted operating income	$97.9	$83.0	$237.5	$227.6
% of net sales	16.1%	13.4%	14.7%	13.4%

(1)
Restructuring costs associated with Project Fuel includes pre-tax SG&A of $1.8 and $5.1 for the three and nine months ended June 30, 2019, respectively, and $0.5 for the three and nine months ended June 30, 2018, associated with certain information technology enablement expenses.

(2)	Acquisition and integration planning costs related to Harry’s, Inc. totaling $1.8 for the three and nine months ended June 30, 2019, were included in SG&A on the Consolidated Statement of Earnings.

(3)	Includes pre-tax SG&A of $0.5 and $1.5 for the three and nine months ended June 30, 2019, respectively, associated with consulting costs for the Company to evaluate segments.

(4)	Includes pre-tax Cost of products sold of $1.0 and $1.5 for the three and nine months ended June 30, 2019, respectively, associated with supply chain changes on select Sun Care products.

(5)
Acquisition and integration costs related to Jack Black totaling $0.1 and $1.1 for the three and nine months ended June 30, 2019, respectively, were included in SG&A on the Consolidated Statement of Earnings. Acquisition and integration costs related to Jack Black totaled $0.5 and $3.1 for the three and nine months ending June 30, 2018, respectively, were included in SG&A in the Consolidated Statement of Earnings. Additionally, acquisition and integration costs of $1.8 were included in Cost of products sold for the three and nine months ended June 30, 2018.

(6)	Includes pre-tax SG&A of $0.9 for the nine months ended June 30, 2019, associated with a settlement with an investor.

The following table provides a reconciliation of the effective tax rate to the adjusted effective tax rate, which is a Non-GAAP measure:

	Nine Months Ended June 30, 2019			Nine Months Ended June 30, 2018
	Reported	Adjustments (1)	Adjusted (Non-GAAP)	Reported	Adjustments (1)	Adjusted (Non-GAAP)
(Loss) earnings before income taxes	(410.4)	$598.6	$188.2	140.3	$33.6	$173.9
Income tax (benefit) provision	(16.8)	62.8	46.0	56.4	(13.9)	42.5
Net (loss) earnings	$(393.6)	$535.8	$142.2	$83.9	$47.5	$131.4

Effective tax rate	4.1%			40.2%
Adjusted effective tax rate			24.4%			24.4%

(1)
Includes adjustments for restructuring charges, impairment charges, Harry's acquisition and integration planning costs, Feminine and Infant Care evaluation costs, Jack Black acquisition and integration costs, investor settlement expense, Sun Care reformulation costs, the sale of the Playtex gloves business, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via the four Segments. The following tables present changes in net sales and segment profit for the third quarter and first nine months of fiscal 2019, as compared to the corresponding period in fiscal 2018, and provide a reconciliation of organic net sales and organic segment profit to reported amounts.

Net Sales (In millions - Unaudited)
Quarter Ended June 30, 2019

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q3 '18	$341.1		$162.8		$84.1		$32.6		$620.6
Organic	(5.8)	(1.7)%	7.0	4.3%	(2.9)	(3.4)%	(0.2)	(0.6)%	(1.9)	(0.3)%
Impact of disposition	—	—%	—	—%	—	—%	—	—%	—	—%
Impact of acquisition	—	—%	—	—%	—	—%	—	—%	—	—%
Impact of currency	(7.6)	(2.2)%	(1.4)	(0.9)%	(0.3)	(0.4)%	(0.2)	(0.6)%	(9.5)	(1.5)%
Net Sales - Q3 '19	$327.7	(3.9)%	$168.4	3.4%	$80.9	(3.8)%	$32.2	(1.2)%	$609.2	(1.8)%

Net Sales (In millions - Unaudited)
Nine Months Ended June 30, 2019

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q3 '18	$980.4		$374.2		$247.0		$95.4		$1,697.0
Organic	(48.7)	(5.0)%	(5.4)	(1.4)%	(16.1)	(6.5)%	(2.0)	(2.1)%	(72.2)	(4.3)%
Impact of disposition	—	—%	(1.0)	(0.3)%	—	—%	—	—%	(1.0)	(0.1)%
Impact of acquisition	—	—%	17.1	4.6%	—	—%	—	—%	17.1	1.0%
Impact of currency	(21.9)	(2.2)%	(4.6)	(1.3)%	(0.7)	(0.3)%	(0.7)	(0.7)%	(27.9)	(1.5)%
Net Sales - Q3 '19	$909.8	(7.2)%	$380.3	1.6%	$230.2	(6.8)%	$92.7	(2.8)%	$1,613.0	(4.9)%

Segment Profit (In millions - Unaudited)
Quarter Ended June 30, 2019

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q3 '18	$55.0		$33.9		$11.0		$5.4		$105.3
Organic	0.8	1.5%	8.5	25.1%	4.7	42.7%	(1.7)	(31.5)%	12.3	11.7%
Impact of disposition	—	—%	—	—%	—	—%	—	—%	—	—%
Impact of acquisition	—	—%	—	—%	—	—%	—	—%	—	—%
Impact of currency	(1.7)	(3.1)%	(0.2)	(0.6)%	(0.2)	(1.7)%	(0.1)	(1.8)%	(2.2)	(2.1)%
Segment Profit - Q3 '19	$54.1	(1.6)%	$42.2	24.5%	$15.5	41.0%	$3.6	(33.3)%	$115.4	9.6%

Segment Profit (In millions - Unaudited)
Nine Months Ended June 30, 2019

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q3 '18	$177.6		$76.3		$25.7		$16.8		$296.4
Organic	(7.7)	(4.3)%	1.2	1.6%	11.5	44.7%	(5.6)	(33.3)%	(0.6)	(0.2)%
Impact of disposition	—	—%	(0.3)	(0.4)%	—	—%	—	—%	(0.3)	—%
Impact of acquisition	—	—%	5.3	6.9%	—	—%	—	—%	5.3	1.8%
Impact of currency	(5.1)	(2.9)%	(0.4)	(0.5)%	(0.5)	(1.9)%	(0.4)	(2.4)%	(6.4)	(2.2)%
Segment Profit - Q3 '19	$164.8	(7.2)%	$82.1	7.6%	$36.7	42.8%	$10.8	(35.7)%	$294.4	(0.6)%

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Quarter Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Net (loss) earnings	$(441.4)	$12.1	$(393.6)	$83.9
Income tax (benefit) provision	(40.3)	9.3	(16.8)	56.4
Interest expense, net	15.5	16.5	47.8	52.6
Depreciation and amortization	22.8	24.2	69.2	73.4
EBITDA	$(443.4)	$62.1	$(293.4)	$266.3

Impairment charges	$549.0	$24.4	$549.0	$24.4
Restructuring and related costs(1)	8.4	15.9	41.8	19.6
Harry's acquisition and integration costs	1.8	—	1.8	—
Feminine and Infant Care evaluation costs	0.5	—	1.5	—
Sun Care reformulation costs	1.0	—	1.5	—
Jack Black acquisition and integration costs	0.1	2.3	1.1	4.9
Investor settlement expense	—	—	0.9	—
Sale of Playtex gloves	—	0.6	—	(15.3)
Adjusted EBITDA	$117.4	$105.3	$304.2	$299.9

(1)	Excludes $0.5 and $1.0 of accelerated depreciation for the three and nine months ended June 30, 2019, respectively, which are included within Depreciation and amortization.

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS, a Non-GAAP measure, included within the Company's outlook for projected fiscal 2019 results:

Adjusted EPS Outlook
Fiscal 2019 GAAP EPS		$(6.87) - $(6.77)

Impairment charges	approx.	$10.14
Restructuring and related costs	approx.	$1.22
Harry's acquisition and integration planning costs	approx.	$0.07
Feminine and Infant Care evaluation costs	approx.	$0.02
Sun Care reformulation costs	approx.	$0.09
Jack Black acquisition and integration costs	approx.	$0.03
Investor settlement expense	approx.	$0.02
Impact of tax reform	approx.	$0.09
Impact of dilutive shares	approx.	$(0.01)
Income taxes(1)	approx.	$(1.40)

Fiscal 2019 Adjusted EPS Outlook (Non-GAAP)		$3.40 - $3.50

(1)	Income tax effect of the adjustments to Fiscal 2019 GAAP EPS noted above.

Note 6 - Adjusted Working Capital
Adjusted working capital metrics for the third and second quarters of fiscal 2019 and the fourth quarter of fiscal 2018 are presented below.

	Q3 2019	Days (1)	Q2 2019	Days (1)	Q4 2018	Days (1)
Receivables, as reported	$220.6		$216.6		$223.4
Less: Trade allowance in accrued liabilities (2)	(25.5)		(25.1)		(25.8)
Receivables, adjusted	195.1	33	191.5	32	197.6	32

Inventories, as reported	364.5	113	356.7	110	347.4	106

Accounts payable, as reported	222.7	69	225.7	70	229.6	70

Average adjusted working capital (3)	$336.9		$322.5		$315.4
% of net sales (4)	15.7%		14.9%		14.1%

(1)
Days sales outstanding is calculated using net sales for the trailing four-quarter period. Days in inventory and days payable outstanding are calculated using cost of products sold for the trailing four-quarter period.

(2)	Trade allowances are recorded as a reduction of net sales per GAAP and reported in accrued expenses on the Condensed Consolidated Balance Sheets.

(3)
Adjusted working capital is defined as receivables (less trade allowance in accrued liabilities), plus inventories, less accounts payable. Average adjusted working capital is calculated using an average of the four-quarter end balances for each working capital component as of June 30, 2019, March 31, 2019 and September 30, 2018, respectively.

(4)	Average adjusted working capital divided by trailing four-quarter net sales.

Note 7 - Adoption of ASU 2017-17 - Presentation of Pension and Post Retirement Benefit Costs
The Company adopted ASU 2017-07 in the first quarter of fiscal 2019. Upon adoption, the Company retrospectively reclassified certain pension expenses and benefits from Cost of products sold and Selling, general and administrative expense to Other income, net. The adoption of ASU 2017-07 had no impact on earnings before income taxes. The following shows the adjustments to Earnings before income taxes and Adjusted operating income for the new accounting standard for the nine months ended June 30, 2018:

	Nine months ended June 30, 2018	Adjustments for adoption of ASU 2017-07	Adjusted nine months ended June 30, 2018

Cost of products sold	$891.9	$3.0	$894.9
Gross profit	805.1	(3.0)	802.1

Selling, general and administrative expenses	301.4	2.1	303.5
Other expense, net	6.3	(5.1)	1.2
Earnings before income taxes	140.3	—	140.3

Adjusted operating income	$232.7	$(5.1)	$227.6